Exhibit 99.1

American Physicians Capital, Inc. Receives Approval for Extraordinary Dividend from Regulator

EAST LANSING, Mich.--(BUSINESS WIRE)--June 4, 2009--American Physicians Capital, Inc. (NASDAQ:ACAP) today announced that it has received approval from the Michigan Office of Financial and Insurance Regulation to pay an extraordinary dividend totaling $30 million from its primary subsidiary, American Physicians Assurance Corporation to its holding company, APCapital.

The extraordinary dividend to APCapital will increase the holding company’s cash balance to approximately $38.5 million, thus allowing the Company to have adequate cash resources available to continue executing its prudent capital management strategy. APCapital maintains an active but flexible capital management plan, which includes share repurchases, a quarterly cash dividend to its shareholders and reducing its trust preferred debt.

As of June 2, 2009, APCapital has repurchased 372,200 shares in the second quarter of 2009 at an average cost of $39.91 per share under its Rule 10b5-1 plan.

Since the inception of our share repurchase program in 2001, the Company has repurchased 10.0 million shares at an average price of $25.05 per share. The Company has the following outstanding share repurchase authorizations:

		Type of		(In thousands)
Date Approved	Authorization	Repurchase		Amount	Amount
By Board	Year	Plan		Authorized	Remaining (1)
December 11, 2008	2008	Rule 10b5-1		$20,000	$3,901	(2)
February 7, 2008	NA	Discretionary	(3)	$25,000	$17,149
				$45,000	$21,050
NA = not applicable
(1) As of June 2, 2009.
(2) Amount was rolled over into 2009 and will terminate on December 31, 2009 if not completed.
(3) All shares will be repurchased under management's discretion in the open market or in privately negotiated transactions during the Company's normal trading windows.

Depending on market conditions, the Company may conduct additional discretionary repurchases in the open market or in privately negotiated transactions during its normal trading windows. Any discretionary repurchases will be made under the outstanding February 2008 authorization, which has $17.1 million remaining as of today.

Corporate Description

American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest and New Mexico markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at http://www.apcapital.com.

Forward-Looking Statement

Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. These include statements concerning the continuance of discretionary repurchase transactions made during open trading windows, the expected continuation of share repurchases under the Company’s Rule 10b5-1 plan and continuation of the quarterly cash dividend to shareholders. In addition, when we use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements. While we believe any forward-looking statements we have made are reasonable, they are subject to risks and uncertainties, and actual results could differ materially. These risks and uncertainties include, but are not limited to, unexpected requirements for cash, including for acquisitions, changes in the Company’s business prospects, the market price of the Company’s stock, unexpected changes in the financial market conditions, and any other factors listed or discussed in the reports filed by APCapital with the Securities and Exchange Commission under the Securities Exchange Act of 1934. APCapital does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
American Physicians Capital, Inc.
Ann Storberg, Investor Relations
(517) 324-6629